EXHIBIT 2.1

SECURITIES PURCHASE AGREEMENT

by and among

3COM CORPORATION,

3COM TECHNOLOGIES,

HUAWEI TECHNOLOGIES CO., LTD.

and

SHENZEN HUAWEI INVESTMENT & HOLDING CO., LTD.

Dated as of October 28, 2005

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), is made and entered into as of October 28, 2005 by and among Shenzhen Huawei Investment & Holding Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“Huawei Holding”), Huawei Technologies Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“Huawei” and, together with Huawei Holding, the “Huawei Parties”), 3Com Technologies, a corporation organized under the laws of the Cayman Islands (“3Com Technologies”) and 3Com Corporation, a corporation organized and existing under the laws of the State of Delaware, U.S.A. (“3Com” and, together with 3Com Technologies, the “3Com Parties”).

RECITALS

WHEREAS, the 3Com Parties and the Huawei Parties previously established a joint venture, Huawei-3Com Co., Ltd., a company organized and existing under the laws of Hong Kong (“JVCO”), for the purpose of conducting their combined enterprise data communications business in the People’s Republic of China (the “PRC”);

WHEREAS, 3Com Technologies, Huawei Holding and JVCO have previously entered into a Shareholders’ Agreement, dated as of November 15, 2003 (the “Shareholders’ Agreement”);

WHEREAS, Huawei Holding currently holds fifty-one percent (51%) of the outstanding Equity Equivalents (as defined in the Shareholders’ Agreement);

WHEREAS, 3Com Technologies currently holds forty-nine percent (49%) of the outstanding Equity Equivalents;

WHEREAS, the Shareholders’ Agreement provides 3Com Technologies with the option to purchase two percent (2%) of the Net Outstanding Shares (as defined in the Shareholders’ Agreement) from Huawei Holding; and

WHEREAS, 3Com Technologies desires to purchase, and Huawei Holding desires to sell, two percent (2%) of the Net Outstanding Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1            Purchase and Sale of Securities. Pursuant to Section 8.03 of the Shareholders’ Agreement and subject to the terms and conditions set forth in this Agreement, Huawei Holding hereby agrees to sell, convey, transfer and assign to 3Com Technologies, and 3Com Technologies hereby agrees to purchase from Huawei Holding at the Closing (as defined in Section 1.2 below) all of Huawei Holding’s right, title and interest in and to 194,100 equity securities of JVCO (the “Securities”) free and clear of any and all Liens.

1.2            Closing. The transactions contemplated by this Agreement shall take place at a closing (the “Closing”), at a time, location and date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article V (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver thereof) (the “Closing Date”).

1.3            Delivery of the Shares. At the Closing, (i) Huawei Holding shall deliver to JVCO certificate numbers 3 and 4, representing 4,900,000 and 49,550 shares of equity securities of JVCO, respectively, and 3Com Technologies shall deliver to JVCO certificate number 5, representing 4,755,450 shares of equity securities of JVCO; and (ii) delivery to Huawei Holding by 3Com Technologies of an electronic funds transfer in the amount of the aggregate Purchase Price (as defined in 1.5 below), JVCO shall take appropriate action to cancel these shares and then issue and deliver new share certificates to (a) 3Com Technologies representing 4,949,550 shares of equity securities of JVCO, and (b) Huawei Holding representing 4,755,450 shares of equity securities of JVCO.

1.4            Effectiveness of Transfer. Following the Closing, it is the intent of the parties hereto that 3Com Technologies shall own 51% of the outstanding Equity Equivalents.

1.5            Payment of Purchase Price. The aggregate cash purchase price to be paid by 3Com Technologies to Huawei Holding (the “Purchase Price”) shall be Twenty-Eight Million United States Dollars (US$28,000,000) which shall be paid to Huawei Holding on the Closing Date. 3Com Technologies shall make each such payment by electronic funds transfer to such accounts designated by Huawei Holding.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF HUAWEI PARTIES

As a material inducement to the 3Com Parties to enter into this Agreement, the Huawei Parties hereby jointly and severally represent and warrant to the 3Com Parties, as follows:

2.1            Organization, Authority and Qualification. Each of the Huawei Parties is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Huawei Parties has all necessary power and authority to enter into this Agreement and the Amendment, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of the Huawei Parties of this Agreement and the Amendment, the performance by each of the Huawei Parties of their obligations hereunder and thereunder and the consummation by the Huawei Parties of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Huawei Parties, and no other corporate proceedings on the part of the Huawei Parties or any of their Affiliates is required in connection therewith. This Agreement has been, and upon its execution, the Amendment will be duly executed and validly delivered by the Huawei Parties, and (assuming, if applicable, due authorization, execution and delivery by each of the other parties hereto and thereto) this Agreement constitutes and, upon execution, the Amendment shall constitute, a legal, valid and binding obligation the Huawei Parties, enforceable against the Huawei Parties in accordance with its terms.

2.2	Capitalization of JVCO.

(a)            As of the date hereof, to the knowledge of the Huawei Parties, there are 9,705,000 outstanding equity securities of JVCO, of which (i) 4,949,550 are legally and beneficially owned by Huawei Holding and (ii) 4,755,450 are legally and beneficially owned by 3Com Technologies. As of the date hereof, except as set forth in the Shareholders’ Agreement, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, preemptive rights, agreements, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the equity securities of JVCO.

(b)            Immediately following the Closing, to the knowledge of the Huawei Parties, there will be 9,705,000 outstanding equity securities of JVCO, of which (i) 4,755,450 will be legally and beneficially owned by Huawei Holding and (ii) 4,949,550 will be legally and beneficially owned by 3Com Technologies. Immediately following the Closing, except as set forth in the Shareholders’ Agreement, there will be no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, preemptive rights, agreements, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the equity securities of JVCO.

2.3            Consents and Approvals. The execution, delivery and performance by each Huawei Party of this Agreement and the Amendment do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or other Person, except the approval, consent and/or authorization from PRC Governmental Authorities, including the PRC Ministry of Commerce (the “Required Approvals”).

2.4            No Conflict. Assuming the Required Approvals have been obtained, the execution, delivery and performance by each Huawei Party of this Agreement and the Amendment do not and will not (a) violate or conflict with any provision of its Memorandum and Articles of Association, Articles of Incorporation, by-laws or similar organizational documents, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to a Huawei Party or any of its respective assets, properties or business, or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or a lapse of time, or both, would become a material default) under, or result in the creation of any Liens on, or give rise to any loss of material rights under, or otherwise materially and adversely affect, the Securities pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or pursuant to which any of the Securities is bound or affected.

2.5            Ownership of Securities. Huawei Holding has good and valid title to, and owns all right, title and interest (legal and beneficial) in, all of the Securities being transferred by it pursuant to this Agreement free and clear of all Liens.

2.6            Employee Matters. As of January 15, 2006, All JVCO employees who originally transferred from Huawei, except the COO and his directly reporting officers (the “JVCO Employees”) have no contractual right to return to employment with any of the Huawei Parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF 3COM PARTIES

As a material inducement to the Huawei Parties to enter into this Agreement, the 3Com Parties hereby jointly and severally represent and warrant to the Huawei Parties, as follows:

3.1            Organization, Authority and Qualification. Each of the 3Com Parties is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the 3Com Parties has all necessary power and authority to enter into this Agreement and the Amendment, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the 3Com Parties of this Agreement and the Amendment, the performance by each of the 3Com Parties of their obligations hereunder and thereunder and the consummation by the 3Com Parties of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the 3Com Parties, and no other corporate proceedings on the part of the 3Com Parties or any of their Affiliates is required in connection therewith. This Agreement has been, and upon its execution, the Amendment will be duly executed and validly delivered by the 3Com Parties, and (assuming, if applicable, due authorization, execution and delivery by each of the other parties hereto and thereto) this Agreement constitutes and, upon its execution, the Amendment shall constitute, a legal, valid and binding obligation the 3Com Parties, enforceable against the 3Com Parties in accordance with its terms.

3.2            Consents and Approvals. The execution, delivery and performance by each 3Com Party of this Agreement and the Amendment, do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or other Person, except the Required Approvals.

3.3            No Conflict. Assuming the Required Approvals have been obtained, the execution, delivery and performance by each 3Com Party of this Agreement and the Amendment do not and will not (a) violate or conflict with any provision of its Certificate of Incorporation, by-laws or similar organizational documents, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to a 3Com Party or any of its respective assets, properties or business, or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or a lapse of time, or both, would become a material default) under, or give rise to any loss of material rights under, or otherwise materially and adversely affect, the Securities pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1            General. Each of the parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

4.2            Regulatory Filings. Promptly following the initialing of this Agreement, which shall evidence the parties intent to seek all consents and approvals of all Governmental Authorities required to be obtained for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Huawei Parties and the 3Com Parties, as appropriate, shall apply for or otherwise seek, and use their commercially reasonable efforts to obtain, all consents and approvals of all Governmental Authorities required to be obtained for the consummation of the transactions contemplated by this Agreement.

4.3            Notice of Developments. Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made in connection with the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings or information provided to comply in all material respects with any Law.

4.4            License Agreements. Each of the 3Com Parties and the Huawei Parties acknowledges and agrees that the consummation of the transactions contemplated by this Agreement shall not be deemed a “Change of Control” for purposes of (i) the License Agreement, dated as of November 15, 2003, between 3Com Technologies and JVCO and (ii) the License Agreement, dated as of November 15, 2003, between Huawei and JVCO, notwithstanding the definition of the term “Change of Control” as set forth in each such agreement.

4.5            Employee Matters. Between the date hereof and November 15, 2006, the Huawei Parties will not, directly or through affiliates or related parties, solicit for employment, employ or retain as an employee, consultant or independent contractor, any of the JVCO Employees except with consent from 3Com.

4.6            Non-Competition. Between the date hereof and November 15, 2006, the 3Com Parties agree not to acquire or otherwise invest in a business whose primary business activity is the development of enterprise switch and routing products, other than investments that constitute less than 2% of the outstanding capital stock of publicly traded companies, do not provide any control rights to the 3Com Parties over such companies and are financially based rather than strategically oriented.

4.7            Further Assurances. Following the Closing, each party, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE V

CLOSING CONDITIONS

5.1            Conditions to Obligations of Each Party to Effect the Purchase and Sale of the Securities. The respective obligations of each party to this Agreement to effect the purchase and sale of the Securities shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the purchase and sale of the Securities illegal or otherwise prohibiting consummation of the purchase and sale of the Securities.

(b)           Governmental Approvals. All applicable Governmental Approvals, including, without limitation, the Required Approvals shall have been obtained.

(c)           Amendment to Shareholders’ Agreement. 3Com Technologies, Huawei Holding and JVCO shall have each executed an amendment to the Shareholders’ Agreement in substantially the form attached hereto as Exhibit A (the “Amendment”).

5.2            Additional Conditions to Obligations of the 3Com Parties. The obligation of the 3Com Parties to consummate and effect the purchase of the Securities is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by 3Com:

(a)           Representations and Warranties. The representations and warranties of the Huawei Parties in this Agreement shall be true and correct on and as of the date of this Agreement, and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct would not, individually or in the aggregate with other such failures to be true and correct, materially and adversely effect the ability of the Huawei Parties to consummate the sale of the Securities. 3Com shall have received a certificate to such effect signed on behalf of Huawei by the Chief Executive Officer of Huawei.

(b)           Agreements and Covenants. The Huawei Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and 3Com shall have received a certificate to such effect signed on behalf of Huawei by the Chief Executive Officer of Huawei.

5.3            Additional Conditions to the Obligations of the Huawei Parties. The obligation of the Huawei Parties to consummate and effect the sale of the Securities is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Huawei:

(a)           Representations and Warranties. The representations and warranties of the 3Com Parties in this Agreement shall be true and correct on and as of the date of this Agreement, and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct would not, and would not reasonably be expected to, individually or in the aggregate with other such failures to be true and correct, materially and adversely effect the ability of the 3Com Parties to consummate the purchase of the Securities. Huawei shall have received a certificate to such effect signed on behalf of 3Com by the Chief Executive Officer of 3Com.

(b)           Agreements and Covenants. The 3Com Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Huawei shall have received a certificate to such effect signed on behalf of 3Com by the Chief Executive Officer of 3Com.

ARTICLE VI

TERM AND TERMINATION

6.1            Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive for one year from the date hereof.

6.2	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written agreement of 3Com and Huawei;

(b)            by 3Com by giving written notice of such termination to Huawei if the Closing shall not have occurred on or before March 31, 2006 for any reason; provided, however, that the right to terminate this Agreement under this Section 6.2(b) shall not be available if 3Com’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date; or

(c)            by either 3Com or Huawei if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the sale and purchase of the Shares, which order, decree, ruling or other action is final and nonappealable; provided, however, the right to terminate this Agreement pursuant to this Section 6.2(c) shall not be available until 90 days following the issuance of such order, decree, or ruling or taking of such action.

ARTICLE VII

GENERAL

7.1            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, overnight delivery, by facsimile (with written confirmation), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

if to a 3Com Party:	3Com Corporation
350 Campus Drive
Marlborough, MA 01752
U.S.A.
Attention: General Counsel
Telephone: 1.508.323.5000
Fax: 1.508.323.1044

if to a Huawei Party:	Huadian Building
Huawei Base, Bantian, Longgang
Shenzhen 518129, P.R. China
Attention: Guo Ping, Executive Vice President
Lin Guoxiong, Vice President
Telephone: 86-755-2878-6179
Fax: 86-755-2878-7562

7.2            Entire Agreement; Assignment. This Agreement and the Amendment constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

7.3            Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.4            Amendment. This Agreement may be amended at any time by execution of an instrument in writing signed on behalf of the 3Com Parties and the Huawei Parties.

7.5            Waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

7.6	Dispute Resolution.

(a)           All disputes between the parties arising out of or in connection with this Agreement shall be settled by the parties amicably through good faith discussions upon the written request of any party hereto. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) calendar days after such written request has been given, any party may request resolution by arbitration and the dispute shall be finally settled by arbitration in Singapore under the Rules of Arbitration of the International Chamber of Commerce as then in effect. The arbitration shall be conducted by an arbitral tribunal consisting of three arbitrators appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce. The award of the arbitrators shall be final and binding upon the parties, and shall not be subject to any appeal.

(b)           Each of the parties participating in an arbitration pursuant to the terms of this Agreement shall, subject to the award of the arbitrators, pay an equal share of the arbitrators’ fees. The arbitrators shall have the power to award recovery of all costs (including reasonable attorney’s fees, administrative fees, arbitrators’ fees and court costs) to the prevailing party.

7.7            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State without regard to conflicts of law.

7.8            No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, restriction, obligation, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

7.9            Fees and Expenses. All expenses, including without limitation all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this Agreement or consummation of the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such expenses.

7.10	Defined Terms. The following capitalized terms shall have the meanings set forth below:

(a)	“Amendment” has the meaning set forth in Section 5.1(c).

(b)            “Government Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(c)           “Governmental Authority” means any foreign, federal, national, supranational, state, provincial, municipal, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(d)           “Law” means any foreign, federal, national, supranational, state, provincial, municipal, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

(e)           “Lien” means any security interest, pledge, mortgage, lien, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, or any right of termination, amendment, acceleration, suspension, revocation, cancellation, right of first refusal, right of first offer, put right, obligation to tender or similar transfer restriction.

(f)            “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

7.11	Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)          Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement.

(e)            The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

7.12          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

7.13          Languages.           This Agreement is being executed in both the English and Chinese languages, and both language versions shall be equally valid and binding.

7.14          Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstration of the inadequacy of monetary damages.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Securities Purchase Agreement has been executed by the parties hereto as of the date first above written.

3COM CORPORATION

By: /s/ BRUCE L. CLAFLIN

Name: Bruce L. Claflin

Title: President and CEO

3COM TECHNOLOGIES

By: /s/ NEAL D. GOLDMAN

Name: Neal D. Goldman

Title: President

HUAWEI TECHNOLOGIES CO., LTD.

By: /s/ REN ZHENGFEI

Name: Ren Zhengfei

Title:

SHENZEN HUAWEI INVESTMENT &

HOLDING CO., LTD.

By: /s/ REN ZHENGFEI

Name: Ren Zhengfei

Title: